EXHIBIT 10.9

LETTER AGREEMENT, DATED MARCH 21, 2005 BETWEEN MYKROLIS

CORPORATION AND FRED FAULKNER

March 21, 2005

Mr. Fred Faulkner

141 Harwood Avenue

Littleton, MA 01460

Dear Fred:

As you know, we have announced that there will be a merger of equals transaction (the “Merger”) between Mykrolis Corporation (the “Company”) and Entegris, Inc. with a new Delaware corporation to be called Entegris, Inc. (“new Entegris”) as the surviving corporation. This transaction has been approved by the Boards of Directors of both Mykrolis and Entegris. While the conclusion of this Merger is still subject to stockholder and regulatory approvals, I want to act promptly to advise you of your role in the combined enterprise and the incentive compensation package that will be offered to you upon the effectiveness of the Merger. We believe that the combination of Mykrolis and Entegris will create exciting, dynamic, growth oriented opportunities for the stockholders and employees of both companies. For this reason we have developed an incentive compensation package for you designed to encourage you to work aggressively towards the successful integration of the two enterprises into a single world class company with performance that makes it a “must-own stock” for investors.

This assignment will be a temporary assignment of up to 18 months duration. I hope the integration of the two businesses will be a smooth process and that you will become a major contributor to the success and growth of the combined enterprise and that in turn your experience as a member of the new Entegris team will be personally rewarding and serve you well in the future.

The provisions of this letter and your employment relationship with new Entegris will be subject to the contingencies set forth in paragraph 7 below.

1. Duties, Title and Salary. Your position, duties, and compensation in your temporary assignment with new Entegris will be as follows:

Title:	Vice President Integration - Operations

Duties:	Integration of operational activities between the two companies.

Reporting Point:	Executive Vice President Operations

Base Salary:	$214,200 annually, paid bi-weekly.

Incentive Plan:	You will be entitled to participate in the new Entegris management incentive plan at a level commensurate with your position and which will give appropriate recognition to your performance for the Company prior to the Merger. The details of this plan and appropriate transition arrangements will be developed during the integration planning process prior to the effectiveness of the Merger. In the event that your employment prior to a year end, you shall be entitled to a pro rata share of the incentive award earned with respect to the year of termination.

Planning Bonus:	As part of the planning committee you will be eligible to receive a one time planning bonus in the amount of 30% of your pro rated annual salary effective March 1 to the closing date.

Project Bonus:	Upon successful and timely completion of your assignment you will also be eligible to receive a one time bonus in the amount of 30% of your annual base salary.

Retention Bonus:	As a retained and critical employee you will receive a retention bonus in the amount of 26 weeks of annual base pay, payable upon the completion of integration.

During your employment by new Entegris, you agree to devote your entire assigned working time to your duties at new Entegris and to comply with the new Entegris ethics code and with all company policies. Upon becoming a new Entegris employee, you will be given a new employee document package containing employee forms and agreements, which you will be required to promptly complete, sign and return.

2. At-Will Employment, etc. While it is our sincere hope and belief that our relationship will be a long one, your employment relationship with new Entegris will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you or new Entegris at any time, with or without cause or advance notice. In addition, new Entegris will reserve the right to modify your position or duties to meet business needs. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and by new Entegris’s Senior Vice President of Human Capital.

3. Prior Employer Service Credit. For purposes of benefit eligibility, vesting, vacation and sick pay accruals for your employment with new Entegris, you will receive service credit based on your prior service with the Company.

4. Change of Control Agreement. The Amended and Restated Executive Termination Agreement between you and the Company will continue in effect after the merger and will be assumed by new Entergris. At the conclusion of your assignment hereunder, you will be entitled to the benefits provided therein.

5. Benefits. As a new Entegris employee, you will be entitled to participate in all benefits that new Entegris currently provides its U.S. employees, subject to the eligibility requirements set forth in new Entegris’s benefit plans and/or policies. New Entegris will reserve the right to change or eliminate the benefits it provides to all employees on a prospective basis at any time. Due to administrative complexities arising out of the post Merger integration of benefit systems, however, there may be certain benefits in which you will not be immediately eligible to participate. To minimize any disruption, your existing benefits will be continued during this interim integration period. Upon becoming a new Entegris employee, you will be eligible for paid holidays pursuant to new Entegris’s holiday schedule, which will be determined at the beginning of each calendar year. In the event that you are separated from the Company or from new Entegris you will also be eligible to receive a reasonable level of executive outplacement services.

6. 401(k) Savings & Investment Plan. It is expected that new Entegris will offer a 401(k) plan with provisions substantially similar to those of the current 401(k) plan of the Company. It is also expected that you will be eligible to roll your distribution from the Company 401(k) plan into the new Entegris 401(k) plan in accordance with its provisions if you wish to do so. Generally, we expect that new Entegris 401(k) plan will be a combined discretionary employer retirement contribution plan with a target contribution level determined in the discretion of the new Entegris Board of Directors and a 401(k) plan, which will generally provide for an employer match for employee contributions (currently at the rate of 50% of employee qualifying contributions up to 6% of compensation), however, specific provisions of the new Entegris plan will be finalized in the coming weeks.

7. Contingencies. This offer is contingent upon the following:

(a) Successful closing of the Merger;

(b) Your continued, active employment with the Company through the closing of the Merger;

(c) Signing a standard new Entegris Employee Agreement; and

(d) Compliance with federal I-9 requirements (to the extent not already satisfied in connection with your employment with the Company).

This letter, is intended to outline the general terms of your employment with new Entegris and represents a contingent offer of employment with respect to the matters covered by paragraphs 1 through 4 but reflects merely our current thinking concerning the matters discussed in paragraphs 5 and 6, which may be subject to adjustment as we proceed further with the integration planning prior to the Merger. Upon the effectiveness of the Merger, this letter will be assumed by new Entegris.

To indicate your acceptance of this contingent offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it promptly to the V.P. Human Resources for the Company.

We hope your employment with new Entegris will prove mutually rewarding, and we look forward to having you join us.

If you have any questions, please contact the VP of HR for the Company.

Very truly yours,

MYKROLIS CORPORATION

/s/ Gideon Argov.
Gideon Argov, Chief Executive Officer

I have read this letter in its entirety and agree to the terms and conditions of employment outlined herein. I understand and agree that this offer of employment is contingent on several factors identified in this letter and that, if I do become employed by new Entegris, my employment will be at-will.

March 21, 2005	/s/ Fred Faulkner.
Date	Signature

Fred Faulkner
Printed Name